Exhibit 10.2

August 14, 2013

VIA FACSIMILE AND E-MAIL

KSTW Holdings, Inc.

KSTW Acquisition, Inc.

c/o Kohlberg & Company, L.L.C.

111 Radio Circle

Mount Kisco, New York 10549

Facsimile: (914) 241-7476
Attention: Christopher W. Anderson

Re:          Notice of Termination of Agreement and Plan of Merger

Reference is made to the Agreement and Plan of Merger, dated as of June 30, 2013 (the “Kohlberg Merger Agreement”), by and among KSTW Holdings, Inc. (“Holdings”), KSTW Acquisition, Inc., (together with Holdings, “you”) and Steinway Musical Instruments, Inc. (“Steinway” or “we”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Kohlberg Merger Agreement.

On August 11, 2013, in accordance with Sections 6.6(f) and 6.6(g) of the Kohlberg Merger Agreement, we provided you with a Notice of Superior Proposal that on August 11, 2013, Steinway’s board of directors determined in good faith, after consultation with its legal and financial advisors and in accordance with Sections 6.6(f) and 6.6(g) of the Kohlberg Merger Agreement, (i) that the definitive offer from Paulson & Co. Inc. (“Paulson”) to acquire Steinway for $38.00 per share in cash (the “Paulson Offer”) was a bona fide written proposal that did not result from a breach of Section 6.6 of the Kohlberg Merger Agreement, (ii) that the Paulson Offer constituted a Superior Proposal, (iii) that we intended to effect an Adverse Recommendation Change or to terminate the Kohlberg Merger Agreement as permitted under Section 6.6(f) of the Kohlberg Merger Agreement in order to enter into an Agreement and Plan of Merger with affiliates of Paulson (the “Paulson Merger Agreement”), (iv) that failure to take these actions would be inconsistent with its fiduciary duties under Delaware law, and (v) that we were prepared to negotiate with you and your advisors in good faith, if you so desired, to make adjustments in the terms and conditions of the Kohlberg Merger Agreement and the related documents in accordance with Section 6.6(g) of the Kohlberg Merger Agreement.

On August 13, 2013, you provided us with a notice (the “Waiver of Match Right”), waiving your right to negotiate with us to make adjustments in the terms and conditions of the Kohlberg Merger Agreement and related documents in accordance with Section 6.6(g) of the Kohlberg Merger Agreement.

On August 14, 2013, we provided you with an Amended Notice of Superior Proposal that on August 13, 2013, Paulson amended the Paulson Offer to provide for an increase in purchase price to be paid for shares of Company Common Stock to $40,00 per share in cash and increased the amount of the termination fee  payable by Steinway in certain circumstances to $13.35 million, and the Steinway board of directors determined in good faith, after consultation with its legal and financial advisors and in accordance with Section 6.6(g) of the Kohlberg Merger Agreement that the Paulson Offer, as amended, continues to constitute a Superior Proposal.

Accordingly, pursuant to Section 8.1(c)(ii) of the Kohlberg Merger Agreement, we hereby provide notice that we are terminating, and hereby terminate, the Kohlberg Merger Agreement effective immediately and without further action by any party, in order to enter into the Paulson Merger Agreement.

Pursuant to Section 8.3(a) of the Kohlberg Merger Agreement and the Waiver of Match Right, we hereby confirm that we have, concurrently with the sending of this notice, directed our bank to immediately initiate payment of the one-time Termination Fee of Six Million Six Hundred Seventy Five Thousand United States Dollars (US$6,675,000) by wire transfer of same day funds, to the bank account you specified in the Waiver of Match Right as follows:

Account Information:

JPMorgan Chase Bank

500 Stanton Christiana Road

Newark, DE 19713

ABA #:  021 000 021

Account #:  3285765001

For the Account of:  Kohlberg & Co., LLC

Sincerely,

/s/ Dennis M. Hanson
Name: Dennis M. Hanson
Title: Senior Executive Vice President and Chief Financial Officer

cc:

William Shields

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199-3600

Facsimile: (617) 951-7050

Kenton J. King

M. Amr Razzak

Skadden, Arps, Slate, Meagher & Flom, LLP

525 University Ave, Suite 1100

Palo Alto, California 94301

Facsimile: (650) 470 - 4570

John Gaffney

Gibson, Dunn & Crutcher

200 Park Avenue

New York, New York, 10166

Facsimile: (212) 351- 6326